                                                                  EXHIBIT (A)(4)

                                    CGM TRUST
   AMENDMENT NO. 3 TO AMENDED AND RESTATED AGREEMENT AND DECLARATION OF TRUST

      This AMENDMENT NO. 3 dated as of November 19, 2004 (this "Amendment") is made by the Trustees that have executed this Amendment below, amending the Amended and Restated Agreement and Declaration of Trust dated as of January 23, 1997 of CGM Trust (the "Trust"), as amended by Amendment No. 1 to the Amended and Restated Agreement and Declaration of Trust dated as of June 16, 1997 and as further amended by Amendment No. 2 to the Amended and Restated Agreement and Declaration of Trust dated as of June 27, 2002 (as amended, the "Agreement"). Capitalized terms used without definition in this Amendment have the meanings specified thereof in the Agreement.

      WHEREAS, Article VIII, Section 8 of the Agreement provides that the Agreement may be amended at any time by an instrument in writing signed by a majority of the then Trustees when authorized to do so by vote of a majority of the Shares of the Trust entitled to vote;

      WHEREAS, the Trustees desire to amend the Agreement as described in
Article VIII, Section 8 thereof to revise Article VII, Section 2; and

      WHEREAS, the Trustees have been authorized to enter into this Amendment by vote of a majority of the Shares of the Trust entitled to vote taken at a Special Meeting held on November 19, 2004.

      NOW, THEREFORE, the undersigned, being a majority of the Trustees of the Trust do hereby agree as follows:

      1. The first paragraph of Article VII, Section 2 of the Agreement is hereby amended to add the following to the end thereof:

      Without limiting the foregoing, the appointment, designation or identification of any Trustee as (a) a member or chairperson of a committee or sub-committee of the Trustees or any function of such a committee or sub-committee, (b) an expert on any topic or in any area (including an audit committee financial expert), (c) the lead or head independent Trustee, or any other special appointment, designation or identification of a Trustee (any of the foregoing referred to in (a), (b), or (c), a "Special Appointment"), shall not impose on that person any duty, obligation or liability that is greater than the duties, obligations and liabilities imposed on that person as a Trustee in the absence of the Special Appointment (except that the foregoing limitation shall not apply to duties expressly imposed pursuant to the By-Laws, a charter of a committee or sub-committee of the Board of Trustees or a vote of the Board of Trustees), and no Trustee who has special skills or expertise, or is appointed, designated or identified as aforesaid, shall be held to a higher standard of care by virtue thereof. In addition, no Special Appointment of a Trustee shall affect in any way that Trustee's rights or entitlement to indemnification under Article 4 of the By-Laws or otherwise by the Trust.

      2. This Amendment may be executed in several counterparts and all of said counterparts taken together shall be deemed to constitute one and the same instrument notwithstanding all of the parties have not signed the original or the same counterpart.

            [The remainder of this page is intentionally left blank.]

      IN WITNESS WHEREOF, we have hereunto set our hands for ourselves and for our successors and assigns as of the date first above written.


/s/ Peter O. Brown                        /s/ Laurens MacLure
----------------------------------        -----------------------------------
Peter O. Brown, as Trustee and not        Laurens MacLure, as Trustee and not
individually                              individually


/s/ G. Kenneth Heebner                    /s/ James Van Dyke Quereau, Jr.
----------------------------------        -----------------------------------
G. Kenneth Heebner, as Trustee and        James Van Dyke Quereau, Jr., as
not individually                          Trustee and not individually


/s/ Mark W. Holland                       /s/ J. Baur Whittlesey
----------------------------------        -----------------------------------
Mark W. Holland, as Trustee and           J. Baur Whittlesey, as Trustee and
not individually                          not individually


/s/ Robert L. Kemp
----------------------------------
Robert L. Kemp, as Trustee and not
individually